Investor Relations inquiries:
Debbie Laudermilk Director of Investor Relations 512.821.4102 Investor.relations@golfsmith.com	Joseph Teklits/Brendon Frey Integrated Corporate Relations 203.682.8200 www.icrinc.com

GOLFSMITH REPORTS FISCAL 2006 THIRD QUARTER FINANCIAL RESULTS

AUSTIN – October 31, 2006 – Golfsmith International Holdings, Inc. (NASDAQ: GOLF) today reported results for its fiscal 2006 third quarter, which ended September 30, 2006. For the third quarter of 2006, Golfsmith reported net revenues of $94.0 million, operating income of $3.8 million, and net income of $3.4 million or earnings per diluted share of $0.21.

Financial Highlights

For third quarter 2006, Golfsmith reported:

•	Net revenues increased 9.9 percent to $94.0 million compared with $85.5 million for the third quarter of 2005. The increase was driven by the addition of seven retail stores over the past year and a 5.1 percent increase in net revenues from its direct-to-consumer channel.

•	Comparable store sales increased 0.2 percent, compared with 6.2 percent in the same period a year ago, driven by sales of golf clubs, apparel, technology-related accessories and tennis products. The company delivered this performance against a challenging year-over-year comparison, a quarterly decrease in golf rounds played, and vendor promotions.

•	Operating income of $3.8 million, or 4.0 percent of sales, compared with operating income of $4.1 million, or 4.8 percent of sales, for the third quarter of fiscal 2005. This decline was a result of increased sales in lower margin categories such as golf clubs; increased freight costs due to higher fuel prices; and increased selling, general and administrative expenses associated with seven stores opened subsequent to October 1, 2005.

•	Net income of $3.4 million, or earnings per diluted share of $0.21, compared with net income of $1.2 million, or earnings per diluted share of $0.12. This was based on 15.9 million diluted weighted average shares outstanding at September 30, 2006, and 9.9 million diluted weighted average shares outstanding at October 1, 2005, respectively. Net income for the quarter ended September 30, 2006, was positively affected by a $2.1 million decrease in interest expense year over year.

For the nine months ended September 30, 2006, Golfsmith reported:

•	Net revenues increased 12.3 percent to $282.9 million compared with $252.0 million for the corresponding period a year ago.

•	Comparable store sales increased 4.2 percent compared with negative 0.2 percent for the same period a year ago.

•	Operating income of $12.2 million, or 4.3 percent of sales, versus operating income of $13.9 million, or 5.5 percent of sales, for the same period of fiscal 2005.

•	A net loss of $5.4 million, after certain net charges of $14.7 million in conjunction with the initial public offering, or a loss per diluted share of $0.45 based on 12.1 million diluted weighted average shares outstanding. This compares with net income of $5.2 million, or earnings per average diluted share of $0.52 based on 9.9 million diluted weighted average shares outstanding, in the nine months ended October 1, 2005.

“We are pleased with our performance in the third quarter and the progress we’ve made year-to-date executing our strategic initiatives and increasing our position in the marketplace,” said Jim Thompson, president and CEO. “Our team was able to grow year-over-year comparable store sales during a three-month period that included a decrease in golf rounds played, an increase in competition and vendor promotions.”

Operations

The company focused on key growth initiatives during the quarter:

•	Store Growth – On October 12, the company announced that it had signed leases to open stores in Houston, Tucson and Chicago by the end of 2006. Golfsmith will end the year having opened 10 stores, raising its national footprint to 62 stores.

•	Tennis – On August 16, the company announced the creation of its first-ever tennis catalog. Simultaneously, Golfsmith re-launched its tennis website (tennis.golfsmith.com). Both will showcase the latest apparel, footwear, accessories and racquets in tennis and complement Golfsmith’s 41 full-service tennis departments in stores around the country.

•	Proprietary Business – On October 17, the company announced an exclusive partnership with PGA Teaching Pro Hank Haney to create a comprehensive line of golf training aides. Haney will collaborate on the development of a product line that will be sold nationally in 2007 exclusively through Golfsmith’s stores, catalogs and website. This development is designed to help expand and diversify the company’s proprietary offerings.

Outlook

Based on current business trends, the company anticipates net revenues for the fourth quarter of fiscal 2006 will range from $73 million to $76 million. Because of challenging year-over-year comparisons of 13.5 percent comparable store sales in the fourth quarter of 2005, the company expects comparable store sales of between negative 8 percent and negative 4 percent for the fourth quarter of 2006. The diluted loss per share is expected to be between $0.11 and $0.07 based on diluted weighted average shares outstanding of 15.9 million.

For the year ending December 30, 2006, Golfsmith expects net revenues to range from $356 million to $359 million and comparable store sales from 1.5 percent to 2.4 percent. This compares with comparable store sales of 2.6 percent for fiscal year 2005. Based on a diluted weighted average share count of 13.3 million, the company now expects pro forma diluted earnings per share of between $0.60 and $0.66 compared with its previously announced full-year outlook of $0.58 to $0.64. This upward revision reflects stronger third quarter results.

About Golfsmith
Golfsmith International Holdings, Inc. (NASDAQ: GOLF), is a specialty retailer of golf and tennis equipment, apparel and accessories. The company operates as an integrated multi-channel retailer, offering its guests the convenience of shopping in its 60 stores across the United States, through its Internet site and from its assortment of catalogs. Golfsmith offers an extensive product selection that features premier branded merchandise, as well as its proprietary products, clubmaking components and pre-owned clubs.

Cautionary Language
Certain statements made in this news release are forward looking in nature and, accordingly, are subject to risks and uncertainties. These forward-looking statements are only predictions based on our current expectations and projections about future events. Important factors could cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, those discussed in our Form 10-Q, filed August 15, 2006 and our Registration Statement on Form S-1, filed on June 15, 2006 under the caption “Risk Factors.”

Non-GAAP Financial Measurements
Golfsmith provides a non-GAAP measure of net income (loss) and net income (loss) per share in its earnings release. The presentation is intended to be a supplemental measure of performance and excludes: (i) charges related to the extinguishment of the company’s long-term debt; (ii) expenses related to the termination of a management consulting agreement; (iii) expenses related to the initial recognition of stock-based compensation in the second fiscal quarter ended July 1, 2006 for the modification of existing stock options to accelerate a portion of the respective grant’s vesting provisions and new stock option grants issued; and (iv) derivative income associated with the initial public offering. Golfsmith believes that excluding these items from the reported net loss represents a better basis for the comparison of its current results to past, present, and future operating results, and a better means to highlight the results of core ongoing operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. The non-GAAP financial measures included in the press release have been reconciled to the corresponding GAAP financial measures as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures.

The names “Golfsmith ®,” “ASI ™” “Black Cat ®,” “Crystal Cat ®,” “GearForGolf ™,” “GiftsForGolf ™,” “Killer Bee ®,” “Lynx ®,” “Parallax ®,” “Predator ®,” “Snake Eyes ®,” “Tigress ®,” and “Zevo ®,” and the Golfsmith logo are trademarks, service marks or trade names owned by Golfsmith International, Inc.

Golfsmith International Holdings, Inc.
Consolidated Balance Sheets
	September 30, 2006	December 31,
	(Unaudited)	2005
ASSETS
Current assets:
Cash and cash equivalents	$1,636,219	$4,207,497
Receivables, net of allowances of $154,465 at September 30, 2006
and $146,964 at December 31, 2005	1,653,944	1,646,454
Inventories	78,937,297	71,472,061
Prepaid expenses and other current assets	8,399,762	6,638,109

Total current assets	90,627,222	83,964,121
Property and equipment:
Land and buildings	21,432,356	21,256,771
Equipment, furniture, fixture and autos	23,882,407	19,004,608
Leasehold improvements and construction in progress	27,634,119	20,866,839

	72,948,882	61,128,218
Less: accumulated depreciation	(19,379,844)	(14,558,256)

Net property and equipment	53,569,038	46,569,962
Goodwill	41,634,525	41,634,525
Tradename	11,158,000	11,158,000
Trademarks	14,156,127	14,156,127
Customer database, net of accumulated amortization of $1,510,757 at
September 30, 2006 and $1,227,490 at December 31, 2005	1,888,448	2,171,715
Debt issuance costs, net of accumulated amortization of $35,220 at
September 30, 2006 and $3,126,103 at December 31, 2005	578,789	4,731,612
Other long-term assets	448,456	450,208

Total assets	$214,060,605	$204,836,270

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$40,712,285	$42,000,236
Accrued expenses and other current liabilities	13,283,113	19,163,459
Line of credit	43,218,000	—

Total current liabilities	97,213,398	61,163,695
Long-term debt	—	82,450,000
Deferred rent	5,473,086	4,095,442

Total liabilities	102,686,484	147,709,137
Total stockholders’ equity	111,374,121	57,127,133

Total liabilities and stockholders’ equity	$214,060,605	$204,836,270

Golfsmith International Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)

	Nine Months Ended		Three Months Ended
	September 30,	October 1,	September 30,	October 1,
	2006	2005	2006	2005
Net revenues	$282,928,686	$251,972,974	$93,980,075	$85,521,081
Cost of products sold	183,053,628	161,494,699	61,608,658	55,638,319

Gross profit	99,875,058	90,478,275	32,371,417	29,882,762
Selling, general and administrative	86,249,248	74,803,234	28,383,552	25,438,975
Store pre-opening expenses	1,419,883	1,742,389	197,147	338,870

Total operating expenses	87,669,131	76,545,623	28,580,699	25,777,845

Operating income	12,205,927	13,932,652	3,790,718	4,104,917
Interest expense	(6,649,729)	(8,688,730)	(836,657)	(2,938,100)
Interest income	433,019	66,678	277,544	3,718
Other income	1,518,149	65,769	97,373	34,679
Other expense	(145,089)	(87,718)	(36,849)	(15,740)
Loss on debt extinguishment	(12,775,270)	–	–	–

Income (loss) before income taxes	(5,412,993)	5,288,651	3,292,129	1,189,474
Income tax benefit (expense)	(31,116)	(75,981)	76,974	21,121

Net income (loss)	$(5,444,109)	$5,212,670	$3,369,103	$1,210,595

Net income (loss) per share:
Basic	$(0.45)	$0.53	$0.21	$0.12
Diluted	$(0.45)	$0.52	$0.21	$0.12
Weighted average number of shares outstanding:
Basic	12,143,767	9,803,712	15,716,591	9,803,712
Diluted	12,143,767	9,943,684	15,856,972	9,943,684

Nine Months Ended September 30, 2006 Reconciliation
Proforma Net Income and Proforma Earnings Per Share Reconciliation

Nine Months Ended
September 30, 2006
Net income (loss) as reported	$(5,444,109)

Non-GAAP adjustments:
Loss on debt extinguishment	12,775,270
Management fee termination expense	3,000,000
Stock-based compensation	438,304
Derivative income	(1,091,141)

Adjusted net income	$9,678,324

Weighted Average number of shares outstanding:
Basic	12,143,767
Diluted	12,398,030

Net income (loss) per share:
Basic – non-GAAP	$0.80
Diluted – non-GAAP	$0.78